EXECUTION COPY





                          SHARE PURCHASE AGREEMENT


                                   DATED


                              OCTOBER 16, 2001



                                BY AND AMONG



                  GLOBAL TELESYSTEMS, EUROPE HOLDINGS B.V.

                                 AS SELLER,



                                    AND

                         CAVENDISH NOMINEES LIMITED

                                AS PURCHASER

                             TABLE OF CONTENTS
                             -----------------

1.  Purchase and Sale of  Shares; Closing and Manner of Payment...........1

    1.1   Agreement to Purchase and Sell Shares...........................1
    1.2   Purchase Price..................................................1
    1.3   Manner of Payment of Purchase Price.............................2
    1.4   Manner of Delivery of  Shares...................................2
    1.5   Time and Place of Closing.......................................2

2.  Representations and Warranties........................................2

    2.1   General Statement...............................................2
    2.2   Representations and Warranties of Purchasers....................2
    2.3   Representations and Warranties of Seller........................4

3.  Covenants.............................................................7

    3.1   Cooperation.....................................................7
    3.2   Public Announcements............................................8

4.  Closing Conditions....................................................8

    4.1   Conditions Precedent to the Obligations of All Parties..........8

5.  Deliveries at Closing................................................10

6.  Survival of Representations and Warranties...........................12

7.  Termination rights...................................................12

    7.1   Termination....................................................12
    7.2   Procedure and Effect of Termination............................13

8.  Miscellaneous........................................................13

    8.1   Amendment and Modification.....................................13
    8.2   Benefit and Assignment.........................................13
    8.3   No Third-Party Beneficiaries...................................14
    8.4   Entire Agreement...............................................14
    8.5   Expenses.......................................................14
    8.6   Headings.......................................................14
    8.7   Choice of Law, Arbitration.....................................14
    8.8   Notices........................................................14
    8.9   Counterparts...................................................16
    8.10  Currency.......................................................16

EXHIBITS
--------

Exhibit A   Waivers by Alfa, Capital and NIS Fund of pre-emptive rights under
            Stock Option Agreements

                          SHARE PURCHASE AGREEMENT
                          ------------------------

     This SHARE PURCHASE AGREEMENT (the "AGREEMENT") is made, executed and delivered as of October 16, 2001 by and between Global TeleSystems Europe Holding B.V., a Dutch Limited liability company (Global TeleSystems Europe Holdings B.V. and its permitted successors or assigns hereunder, the "SELLER"), and Cavendish Nominees Limited, a limited liability company organized and registered under the laws of Guernsey, (herein the "Purchaser").

                                WITNESSETH:
                                ----------

     WHEREAS, Seller owns beneficially and of record 588,479 shares of the common stock, par value $0.01 per share (the "SHARES"), of Golden Telecom, Inc., a Delaware corporation ("GTI" or the "COMPANY");

     WHEREAS, Seller wishes to sell the Shares to Purchaser and Purchaser wishes to purchase the Shares from Seller on the terms and subject to the conditions herein contained;

     WHEREAS, pursuant to Stock Option Agreements dated May 11, 2001 between the Seller and Alfa Bank Holdings Limited ("ALFA"), the Seller and Capital International Global Emerging Markets Private Equity Fund, L.P. ("CAPITAL") and the Seller and Purchaser and First NIS Regional Fund, SICAV ("NIS FUND") (collectively the "OPTION AGREEMENTS"), Alfa, Capital and NIS Fund acquired certain pre-emptive rights to purchase a pro rata portion of the Shares;

     WHEREAS, Alfa, Capital and NIS Fund have agreed to waive their rights to acquire the Shares as evidenced by the Waivers set forth in Exhibit A.

                                AGREEMENTS:
                                ----------

     NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the parties hereby agree as follows:

                                 ARTICLE 1

1.   Purchase and Sale of Shares; Closing and Manner of Payment
     ----------------------------------------------------------

     1.1 Agreement to Purchase and Sell Shares. On the terms and subject to the conditions contained in this Agreement, the Purchaser shall purchase from Seller, and Seller shall sell to Purchaser the Shares, which shall upon such sale be fully paid and non-assessable and free and clear of all liens, encumbrances, proxies, voting trusts, voting agreements, adverse claims, contractual restrictions on transfer or any other charges (collectively, the "CLAIMS"), except for the restrictions imposed by the Shareholders Agreement dated May 11, 2001 among Seller, Purchaser, the Company, Alfa, Capital, and NIS Fund (the "NEW SHAREHOLDERS AGREEMENT").

     1.2 Purchase Price. The purchase price of the Shares (the "PURCHASE PRICE") shall be $10.25 per Share, for a total purchase price of $6,031,909.70.

     1.3 Manner of Payment of Purchase Price. The Purchase Price shall be paid or satisfied at the Closing (as herein after defined) by wire transfer of immediately available funds to such bank account or accounts as Seller shall designate by written notice delivered to Purchaser not later than two
(2) business days prior to the Closing.

     1.4 Manner of Delivery of Shares. At the Closing, the Seller shall deliver to the Purchaser certificates evidencing the Shares endorsed in blank, or accompanied by valid stock powers duly executed in blank, in proper form for transfer.

     1.5 Time and Place of Closing. The transactions contemplated by this Agreement, including, without limitation, the sale and purchase of the Shares, shall be consummated (the "CLOSING") at Shearman & Sterling, 9 Appold Street, London England within twelve (12) business days of the date hereof, or on such other date, and at such time or place, as shall be mutually agreed upon in writing by Seller and Purchaser. The date on which the Closing occurs in accordance with this Agreement is referred to in this Agreement as the "CLOSING DATE".

2.   Representations and Warranties
     ------------------------------

     2.1 General Statement. Except as expressly set forth in this Agreement, the parties are only making the representations and warranties to each other which are set forth in this Section 2 and no others with respect to the matters contained herein. All such representations and warranties are made as of the date hereof and as of the date of Closing (the "CLOSING DATE").

     2.2  Representations  and  Warranties  of  Purchaser.   The  Purchaser
represents and warrants to Seller as follows:

          (a) The Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of Guernsey, Channel Islands and has the power and authority to carry on its business as presently conducted.

          (b) The Purchaser has full corporate power and authority to enter into and perform this Agreement. The execution and delivery by the Purchaser of this Agreement and the performance by the Purchaser of its obligations hereunder and thereunder have been duly authorized and approved by all requisite corporate action. This Agreement constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms except as may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or similar creditors' rights generally and by general principles of equity.

          (c) Neither the execution and delivery of this Agreement nor the consummation by the Purchaser of the transactions contemplated hereby, will (i) conflict with or result in a material breach of any of the terms, conditions or provisions (A) of any organizational documents of the Purchaser, or (B) of any statute or administrative regulation typically applicable to transactions of this type, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award to which the Purchaser is a party or by which Purchaser is bound; (ii) constitute a material default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Purchaser or to a loss of any material benefit to which Purchaser is entitled under any provision of any unexpired, undischarged or unsatisfied written or oral agreement, contract, indenture, mortgage, debenture, note or other instrument binding the Purchaser or any material license, franchise, permit or other similar authorization held by the Purchaser, except with respect to clauses (i)(B) and (ii) for such conflicts, defaults, or other occurrences that would not have a material adverse effect on the Purchaser's ability to perform its obligations hereunder or thereunder.

          (d) There is no claim, litigation, proceeding or investigation pending or, to the best of the Purchaser's knowledge, threatened, which seeks to enjoin or prohibit, or otherwise question the validity of, any action taken or to be taken by the Purchaser in connection with this Agreement which would have an adverse effect on the Purchaser's ability to perform its obligations hereunder or thereunder.

          (e) The Purchaser has sufficient cash on hand or enforceable financial commitments from creditworthy sources to allow it to pay the Purchase Price for the Shares, consummate the transactions contemplated hereby, and pay all related fees and expenses as set forth herein at Closing.


     2.3 Representations and Warranties of Seller. Seller represents and warrants to the Purchaser that:

          (a) Seller is a limited liability company validly existing and in good standing under the laws of The Netherlands and has the power and authority to carry on its business as presently conducted.

          (b) Neither the execution and delivery of this Agreement nor the consummation by Seller of the transactions contemplated hereby, will (i) conflict with or result in a breach of any of the terms, conditions or provisions of (A) any organizational documents of Seller , or (B) of any statute or administrative regulation typically applicable to transactions of this type, or of any order, writ, injunction, judgment or decree or any court or governmental authority or of any arbitration award to which Seller is a party or by which Seller is bound; (ii) other than in connection with the Option Agreements, constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Seller or to a loss of any benefit to which the Seller is entitled under any provision of any unexpired, undischarged or unsatisfied written or oral agreement, contract, indenture, mortgage, debenture, note or other instrument binding the Seller or any license, franchise, permit or other similar authorization held by the Seller, or
          (iii) result in the creation or imposition of any lien or encumbrance on any asset of the Seller , except with respect to clauses (i)(B), (ii) and (iii), for any conflicts, defaults or other occurrences which would not have a material adverse effect on Seller's ability to perform its obligations hereunder.

          (c) Seller has full corporate power and authority to enter into and perform this Agreement. The execution and delivery of this Agreement and the performance by Seller of its obligations hereunder have been duly authorized by all requisite corporate action. This Agreement constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its and their terms, except as maybe limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or similar rights of creditors generally and by general principles of equity.

          (d) Seller is the beneficial and record owner of the Shares, free and clear of any Claims.

          (e) Seller has not employed nor is subject to the valid claim of, any broker, finder or other financial intermediary in connection with the transactions contemplated by this Agreement or the transactions contemplated hereby, who might be entitled to a fee or commission in connection herewith or therewith.

     3.   Covenants
          ---------

     3.1 Cooperation. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

     3.2 Public Announcements. The parties will consult with one another before issuing any press release or otherwise making any public statement with respect to this Agreement, and shall not issue any such press release or make any such public statement absent mutual agreement thereon except, based on the advice of counsel, as required by applicable law or exchange requirement.

4.   Closing Conditions
     ------------------

     4.1 Conditions Precedent to the Obligations of All Parties. The respective obligations of each party shall be subject to the fulfillment or written waiver at or prior to the Closing of each of the following conditions:

          (a) No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by an applicable governmental, regulatory or administrative agency or commission nor any applicable statute, rule, regulation or executive order promulgated or enacted by any applicable governmental authority shall be in effect which would prevent the consummation of the transactions provided for in this Agreement.

          (b) The Purchaser shall have performed in all material respects each of its obligations under this Agreement, including without limitation delivery of the items described in Section 5(b).

          (c) Seller shall have performed in all material  respects each of
          its   obligations   under  this  Agreement,   including   without
          limitation delivery of the items described in Section 5(a).


5.   Deliveries at Closing
     ---------------------

     5.1 Documents to be Delivered by the Seller. At the Closing, the Seller will deliver or cause to be delivered to the Purchaser certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers);

     5.2 Documents to be Delivered by the Purchaser. At the Closing, Purchaser will deliver to the Seller the Purchase Price, in accordance with Sections 1.2 and 1.3 hereof.

6. Survival of Representations and Warranties. Except as set forth in the following sentence, all of the representations and warranties contained in this Agreement or any representations and warranties contained in any certificate, document or instrument delivered pursuant to this Agreement shall survive for a period of six months after Closing. The Purchaser acknowledges that Seller is in the course of a financial restructuring at this time, a result of which may include a liquidation of Seller and the sale of all or substantial all of its assets to a third party, against whom Purchaser shall have no right of redress hereunder.


7.   Termination Rights
     ------------------

     7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

          (a) by mutual written consent of the parties;

          (b) by either  Purchaser  or  Seller,  if any court of  competent jurisdiction or other governmental agency of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;


     7.2 Procedure and Effect of Termination. In the event of termination pursuant to Section 7.1 hereof, notice thereof shall forthwith be given to the other parties hereto and this Agreement shall terminate without further action by any of the parties hereto. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party to this Agreement; provided, however, nothing herein will relieve any party from liability for any breach of this Agreement, and the non-breaching party or parties will have the right to enforce all available remedies, at law or in equity.

8.   Miscellaneous
     -------------

     8.1 Amendment and Modification. This Agreement may be amended, modified or supplemented only by mutual written agreement of the parties hereto.

     8.2 Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party to this Agreement without the prior written consent of the other parties hereto; provided, however, that Seller may, with the prior written consent of the Purchaser (such consent not to be unreasonably withheld or unreasonably delayed), assign its rights and obligations hereunder but only to any direct or indirect subsidiary of Seller to which Seller proposes to transfer the Shares, which assignment shall not relieve Seller of its obligations hereunder.

     8.3 No Third-Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

     8.4 Entire Agreement. This Agreement and the exhibits and schedules hereto, embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein and therein. No amendment, waiver of compliance with any provision of condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any amendment, waiver or consent is sought.

     8.5 Expenses. The parties shall be responsible for the payment of their respective expenses, including legal and accounting fees, in connection with the preparation, negotiation and closing of this Agreement and the transactions contemplated hereby.

     8.6 Headings. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

     8.7 Choice of Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law. All claims or other disputes arising out of or in connection with this Agreement will be referred to and finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce (the "Rules") as follows: (i) the number of arbitrators shall be three (to be appointed in accordance with the Rules); (ii) the place of arbitration shall be London, England; (iii) the language of the arbitration shall be English; and (iv) any award of the arbitrator shall be final and binding and the parties hereby waive any right to refer any question of law and any right of appeal on the law and/or merits to any court.

     8.8 Notices. All notices, requests, demands, letters, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery, or (d) sent by fax, as follows:

          (a)  if to Purchaser, at:
               ---------------------

               Cavendish Nominees Limited
               c/o International Private Equity Services
               13-15 Victoria Road
               PO Box 431
               St. Peter Port
               GY1 3ZD, Guernsey
               Facsimile No.:  44 (0) 1481 715 219
               Attn.:  Mrs. Connie Helyar

               with a copy to:

               Baring Vostok Capital Partners
               7 Gasheka Street,
               Ducat Place II, Suite 750
               123056 Moscow, Russia
               Facsimile No.: 7095 967 1308
               Attn.: Michael Calvey

          (b)  if to Seller, at:
               ----------------

               Global TeleSystems, Inc.
               151 Shaftesbury Avenue
               London, England  WC2H 8AL
               Facsimile No.:  +44 (0)20 7655 5437
               Attn:  General Counsel

               with a copy to:

               Shearman & Sterling
               9 Appold Street
               London EC2A 2AP
               Facsimile No.:  +44 (0)20 7655 5500
               Attention:  Alberto Luzarraga, Esq.

or to such other person or entity or address as any party shall specify by notice in writing to the party entitled to notice. All such notices, requests, demands, letters, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the fifth Business Day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered or (z) if by fax, on the next day following the day on which such fax was sent, provided that a copy is also sent by certified or registered mail.

     8.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile signatures and such signatures shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

     8.10 Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


                                  SELLER:

                                  Global TeleSystems Europe Holdings B.V.

                                  By:  /s/
                                      ------------------------------
                                    Its:   Director

                                  PURCHASER:

                                  Cavendish Nominees Limited

                                  By:  /s/
                                      ------------------------------
                                    Its:   Director

EXHIBIT A


                        WAIVER OF PRE-EMPTION RIGHTS



We, Alfa Telecom Limited, (as the assignee of Alfa Bank Holdings Limited) a company incorporated in the British Virgin Islands ("Alfa"), a shareholder of Golden Telecom Inc, a company incorporated in Delaware (the "Company"), having been informed of the proposed transfer of 588,479 shares in the Company by Global TeleSystems Europe Holdings B.V., a Dutch limited liability company ("GTS Europe") to Cavendish Nominees Limited, a limited liability company organised and registered under the laws of Guernsey, DO HEREBY unconditionally and irrevocably waive our pre-emption rights pursuant to Section 3f(i) of the Stock Option Agreement dated 11 May 2001 between Alfa and GTS Europe or any relevant provisions of the Company's by-laws and we hereby give our consent for the said transfer being made without adherence to the requirements of Stock Option Agreement or the Company's by-laws to have the shares or any of them offered to us first.



Dated this.........day of October, 2001




-----------------------------
for and on behalf of
Alfa Telecom Limited

                        WAIVER OF PRE-EMPTION RIGHTS



We, Capital International Global Emerging Markets Private Equity Fund, L.P., a limited partnership organized under the laws of Delaware ("CIG"), a shareholder of Golden Telecom Inc, a company incorporated in Delaware (the "Company"), having been informed of the proposed transfer of 588,479 shares in the Company by Global TeleSystems Europe Holdings B.V., a Dutch limited liability company ("GTS Europe") to Cavendish Nominees Limited, a limited liability company organised and registered under the laws of Guernsey, DO HEREBY unconditionally and irrevocably waive our pre-emption rights pursuant to Section 3f(i) of the Stock Option Agreement dated 11 May 2001 between CIG and GTS Europe and we hereby give our consent for the said transfer being made without adherence to the requirements of Stock Option Agreement to have the shares or any of them offered to us first.



Dated this.........day of October, 2001




-----------------------------
for and on behalf of
Capital International Global Emerging
  Markets Private Equity Fund, L.P

                        WAIVER OF PRE-EMPTION RIGHTS



We, First NIS Regional Fund, SICAV, a private institutional fund organized and registered under the laws of Luxembourg ("NIS Fund"), a shareholder of Golden Telecom Inc, a company incorporated in Delaware (the "Company"), having been informed of the proposed transfer of 588,479 shares in the Company by Global TeleSystems Europe Holdings B.V., a Dutch limited liability company ("GTS Europe") to Cavendish Nominees Limited, a limited liability company organised and registered under the laws of Guernsey, DO HEREBY unconditionally and irrevocably waive our pre-emption rights pursuant to Section 3f(i) of the Stock Option Agreement dated 11 May 2001 between CIG and GTS Europe and we hereby give our consent for the said transfer being made without adherence to the requirements of Stock Option Agreement to have the shares or any of them offered to us first.



Dated this.........day of October, 2001




-----------------------------
for and on behalf of
First NIS Regional Fund, SICAV